Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 12th day of August, 2003, by and between CoBiz, Inc., a Colorado corporation (“Company”), and Kevin W. Ahern (“Employee”).

WITNESSETH:

WHEREAS, Company desires Employee to become employed by Company and Employee desires to become employed by Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.             EMPLOYMENT.  Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by Company, as an Executive Vice President or different executive capacities as may be determined from time to time by the Boards of Directors of Company and the Bank

2.               RESPONSIBILITIES OF EMPLOYMENT.  During the term of his employment, Employee:

(a)        shall diligently and faithfully serve Company and the Bank in such executive capacities as may be determined from time to time by the Boards of Directors of Company and the Bank, and he shall devote his best efforts and entire business time, services and attention to the advancement of Company’s interests;

(b)       shall not, without the prior written consent of the Board of Directors of Company, engage in any other employment or business, directly or indirectly, as a sole proprietor, a member of a partnership or limited liability company, as a director, officer, employee or shareholder of a corporation not affiliated with Company, or as a consultant or otherwise, whether for compensation or otherwise, which could reasonably be expected to or does interfere with Employee’s performance of his duties hereunder or which business is in competition in any way with the business then being conducted by Company or the  Bank; provided, however, that the provisions of this subparagraph (b) shall not be deemed to prohibit Employee’s ownership of stock in any publicly owned corporation so long as Employee’s ownership, directly and indirectly, when aggregated with the direct and indirect ownership of all members of Employee’s family, does not exceed one percent (1%) of the total outstanding stock of such publicly owned corporation, measured by reference to either market value or voting power;

(c)        shall diligently and faithfully carry out the policies, programs and directions of the Boards of Directors of Company and the Bank;

(d)       shall fully cooperate with such other officers of the Company and the Bank as may be elected or appointed by the Boards of Directors of Company and the Bank; and

(e)        shall report to the Chief Executive Officer of Company.

3.               COMPENSATION.  Company will compensate Employee for his services during the term of this Agreement and his employment hereunder as follows:

a.               Basic Compensation.  Company shall pay to Employee as basic compensation the sum of One Hundred Twenty-five Thousand  Dollars ($125,000) per year, payable in accordance with Company’s normal payroll schedule.  Employee’s basic compensation may be increased from time to time in the sole discretion of Company’s Board of Directors.

b.              Benefits.  Employee shall be entitled to use a Company automobile (model and year to be agreed upon from time to time by Employee and Company’s Chief Executive officer) in the course of performing his duties hereunder and shall be entitled to participate in any and all other benefits from time to time afforded executive employees of Company, including, without limitation, health, accident, hospitalization and life insurance programs.  Company shall additionally pay the monthly (not initial or initiation) dues for Employee at a country, health or social club to be agreed upon by Employee and Company’s Chief Executive Officer.

c.               Reimbursement of Expenses.  Employee shall be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him on behalf of Company in the course of performing his duties hereunder, subject to his furnishing appropriate documentation relative to such expenses in form and substance satisfactory to Company.

d.              Vacations.  Employee shall be entitled to four (4) weeks paid vacation each year, subject to Company’s general vacation policy.

e.               Discretionary Bonus Plan.  Company has a discretionary bonus plan for key executives.  Employee shall be entitled to participate in such discretionary bonus plan.

f.                 Stock Option.  Company has an Incentive Stock Option Plan (the “Plan”) for key employees.  Employee shall be entitled to participate in the Plan.

g.              Allocations.  As Company and Employee intend that Employee will be a dual employee of Company and the Bank, and that Employee will be devoting substantial time and attention to the affairs of the Bank, Company may allocate to the Bank any portion of Employee’s basic and other compensation that Company and the Bank deem to be a lawful and appropriate allocation, but no such allocation will relieve Company of any of its obligations to Employee under this Agreement.

4.     TERM AND TERMINATION.

(a)        Term.  The term of this Agreement shall commence on the date hereof and shall continue until employee’s employment hereunder is terminated by Company or Employee as provided in Section 4(b).

(b)       Termination.  Either Company or Employee may terminate this Agreement and Employee’s employment with the Company hereunder at any time by written notice to the other specifying the effective date of the termination.  In the case of a termination by Employee, the effective date of termination shall be no less than 30 days after the notice is given; provided that, at any time after receipt of a notice of termination from Employee, Company may elect to accelerate the effective date of termination, but such accelerated termination shall still be deemed a termination by Employee.  This Agreement and Employee’s employment with Company shall automatically terminate upon Employee’s death or Disability (as defined in Paragraph 4(d)).  Upon any termination, Company shall pay to Employee or Employee’s estate the compensation and expense reimbursements accrued under Paragraph 3 through the effective date of termination, but shall not be obligated to make any other payment to Employee except as expressly provided in Paragraph 4(c).

(c)        Severance.  In the event that Employee’s employment is terminated (A) by the Company without Cause (as defined in Paragraph 4(d)), (B) by Employee within        days after Employee is Constructively Discharged (as defined in Paragraph 4(d)), (C) by Employee within 24 months after a Change of Control (as defined in Paragraph 4(d)) or (D) as a result of Employee’s death or Disability, the Company shall pay to Employee or Employee’s estate, in addition to amounts accrued under Paragraph 3 through the date of termination, the following severance benefits in lieu of any other severance pay or similar plan or policy of the Company:

(i)           Twelve (12) consecutive monthly payments each equal to one-twelfth (1/12th) of Employee’s annual basic compensation in effect immediately prior to Employee’s termination;

(ii)        Twelve (12) consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee’s discretionary bonus for the previous calendar year, or (B) the average of Employee’s discretionary bonus for the previous three (3) calendar years (or such fewer calendar years as Employee has been employed), in each case prorated to the date of Employee’s termination;

(iii)     For the twelve (12) month period following the date of termination of Employee’s employment, Company will maintain in full force and effect for the continued benefit of Employee each employee benefit plan in which Employee was a participant immediately prior to the date of Employee’s termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to Employee.  If the terms of any employee benefit plan of Company do not permit continued participation by Employee, then Company will arrange to provide to Employee (at Company’s cost) a benefit substantially similar to and no less favorable than the benefit Employee was entitled to receive under such plan at the end of the period of coverage.  (This provision specifically is not applicable to Employee’s automobile and club dues, which benefits end upon Employee’s date of termination of employment.)

(iv)    For the twelve (12) month period following the date of termination of Employee’s employment, Company will treat Employee for all purposes as an Employee under all of Company’s retirement plans in which Employee was a participant on the date of termination of Employee’s employment or under which Employee would become eligible during such twelve (12) month period (hereinafter referred to collectively as the “Plan”) . Benefits due to Employee under the Plan shall be computed as if Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment.  If under the terms of the Plan such continued coverage is not permitted, Company will pay to Employee or Employee’s estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Plan, shall equal the amount that Employee would have received under the Plan had Employee remained an employee of Company during such twelve (12) month period.

(v)       If any excise tax imposed under Internal Revenue Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable pursuant to this Paragraph 4(c) , Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

(vi)    Except as expressly provided in (iii) above, Company will be obligated to make all payments that become due to Employee under this Paragraph 4(c) whether or not he obtains other employment following termination.  The payments and other benefits provided for in this Paragraph 4(c) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Employee or his account as of the effective date of termination.

(vii)   Company may elect to defer any payments that may become due to Employee under this Paragraph 4(c) if, at the time the payments become due, Company or the Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause Company’s or the Bank’s capital to fall below such minimum capital requirements.  In this event, Company will resume making the payments as soon as it can do so without violating such minimum capital requirements.

Notwithstanding the foregoing, in the event that Employee terminates this Agreement within 24 months after a Change of Control, Employee shall be entitled to receive 200% of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination.

(d)  Definitions.  As used in this Agreement, the following terms have the indicated meanings:

“Cause” shall mean the occurrence of any one or more of the following: (1) Employee willfully fails or neglects to perform his duties as prescribed herein, (2) Employee is convicted of a crime that constitutes a felony or involves the theft, embezzlement or improper use of corporate funds by Employee, (3) Employee engages in self dealing detrimental to Company, (4) Employee attempts to obtain any personal profit from any transaction in which Company has an interest, or (5) Employee breaches any of the terms of Paragraphs 6 or 7 of this Agreement.

 “Change of Control” will be deemed to have occurred if: (1) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) other than a person who is a shareholder of Company as of the date of this Agreement acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company; (2) the individuals who were members of Company’s Board of Directors as of the date of this Agreement (the “Current Board Members”) cease for any reason to constitute a majority of the Board of Directors of Company or its successor; however, if the election or the nomination for election of any new director of Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this paragraph, be considered a Current Board Member; or (3) Company’s stockholders approve (a) a merger or consolidation of Company or the Bank and the stockholders of Company immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity surviving or resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of Company immediately before such merger or consolidation; or (b) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of Company or the Bank.  Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred: (1) solely because fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company are acquired by (a) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Company or the Bank, (b) any person pursuant to the will or trust of any existing stockholder of Company, or who is a member of the immediate family of such stockholder, or (c) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; or (2) if Employee agrees in writing to waive a particular Change of Control for the purposes of this Agreement.

“Constructively Discharged” means the occurrence of any one or more of the following: (A) Employee is removed from all of the offices described in Paragraph 1 hereof; (B) Company fails to vest with or removes from Employee the duties, responsibilities, authority or resources that he reasonably needs to competently perform the duties of his office; (C) Company decreases Employee’s basic compensation or arbitrarily and capriciously decreases Employee’s bonus; or (D) Company transfers Employee to a location outside the Denver metropolitan area; and in any such case, Company fails to cure any of the above within thirty (30) days after Employee gives Company written notice of the occurrence of such event or events.

“Disability” shall mean Employee’s inability due to illness or other physical or mental disability to substantially perform his duties as prescribed herein for a period of forty-five (45) days within any consecutive six (6) month period, and any action to be taken hereunder based on disability shall not be effective until the expiration of such forty-five (45) day period.

(e)   Conditions to Receipt of Severance; Continuing Obligations of Employee.  Notwithstanding anything to the contrary contained herein, termination of Employee’s employment hereunder, for whatsoever reason or for no reason at all, by Company or otherwise, shall not be deemed in any way to affect Employee’s obligations under Paragraphs 6 and 7 of this Agreement, with respect to which he shall remain bound.  In the event that Employee is at any time in violation of Paragraph 6 or 7, all rights of Employee and his estate to receive payments or other benefits under Paragraph 4(c) shall immediately terminate.  Further, Employee’s right to receive payments and benefits under Paragraph 4(c) shall be conditioned upon Employee or Employee’s estate signing releases, waivers or other documents and following procedures that, in the reasonable judgment of Company and its counsel, are legally effective to waive all claims that Employee may have against Company relating in any way to the employment relationship, and if Employee fails or refuses to do so within a reasonable time after Company’s request, all right to receive such payments and benefits shall terminate.

5.             SALE OR REORGANIZATION OF COMPANY.  This Agreement shall not restrict the sale, transfer, consolidation, liquidation, reorganization or disposition of the assets of Company and to the extent that the business of Company is conducted in another form or through another entity or entities, such entity or entities shall be obligated to fulfill Company’s obligations hereunder.

6.             RESTRICTIVE COVENANTS.  It is mutually recognized and agreed that the services to be rendered pursuant to this Agreement by Employee are special, unique and of extraordinary character.  Therefore, as a condition to Company’s obligations hereunder, Employee agrees that without Company’s prior written consent, during the term of this Agreement and for a period ending on the first anniversary of the date of termination of his employment hereunder, whether for Cause or otherwise, he will not in any manner, directly or indirectly, solicit or induce any person who is or was, during the six (6) month period preceding such solicitation or inducement, an employee or agent of Company, the Bank or any affiliate thereof, to terminate such person’s employment or agency relationship with Company, the Bank, or such affiliate, as the case may be, or solicit or induce any customer of Company, the Bank or any affiliate thereof, to become a customer of any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union, investment advisor or similar financial institution.  Furthermore, Employee will at no time during or subsequent to the term of his employment by Company make any statements or take any actions which could reasonably be expected to damage the reputation or business of Company, the Bank or any affiliate thereof.  It is further recognized and agreed that irreparable injury will result to Company, its businesses and property in the event of a breach of this covenant by Employee, that such injury would be difficult if not impossible to ascertain, and therefore, any remedy at law for any breach by Employee of this covenant will be inadequate and Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to Company by reason of any such breach.  In addition, in the event of a breach of this covenant by Employee, Company shall also be entitled to recover reasonable costs and attorneys’ fees incurred in connection with the enforcement of its rights hereunder.  Whenever used herein, Company shall be deemed to include any successors or any other person or entity which may hereafter acquire the business of Company or the Bank.  The foregoing notwithstanding, should the assets of Company he disposed of in such a manner that no purchaser thereof has acquired a going business, then Employee shall not be bound by the covenants expressed in this paragraph.

7.             TRADE SECRETS AND CONFIDENTIAL INFORMATION.  Employee hereby covenants and agrees that he will not, except as may be required in connection with his employment under this Agreement, directly or indirectly, use or disclose to any other person, firm or corporation, whether during or subsequent to the term of his employment by Company, irrespective of the time, manner or cause of the termination of his employment, any information of a proprietary nature belonging to Company or any of its affiliates, or which could be reasonably expected to have an adverse effect on Company, its businesses, property or financial condition, including but not limited to records, data, documents, processes, specifications, methods of operation, techniques and know-how, plans, policies, customer lists, the names and addresses of suppliers or representatives, investigations or other matters of any kind or description relating to the products, services, suppliers, customers, sales or businesses of Company.  All records, files, documents, equipment and the like relating to Company’s businesses which Employee shall prepare, use or observe shall be and remain the sole property of Company, and upon termination of this Agreement or his employment hereunder for any reason, Employee shall return to the possession of Company any items of that nature and any copies thereof which he may have in his possession.

8.               INDEMNITY.

(a)        Indemnification.  Company will indemnify Employee (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer or director of Company or the Bank.  The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Employee may have under any applicable bylaw or charter provision of Company or the Bank, or any resolution of Company or the Bank, or any applicable statute.

(b)       Advancement of Expenses.  In the event that Employee becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Company or the Bank is permitted or required to indemnify him under this Agreement, any applicable bylaw or charter provision of Company or the Bank, any resolution of Company or the Bank, or any applicable statute, Company will, to the fullest extent permitted by law, advance all Expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Company of a written undertaking from Employee to reimburse Company for all Expenses actually paid by Company to or on behalf of Employee in the event it shall be ultimately determined that Company or the Bank cannot lawfully indemnify Employee for such Expenses, and to assign to Company all rights of Employee to indemnification under any policy of directors, and officers, liability insurance to the extent of the amount of Expenses actually paid by Company to or on behalf of Employee.

(c)          Litigation.  Unless precluded by an actual or potential conflict of interest, Company will have the right to recommend counsel to Employee to represent him in connection with any claim covered by this Section 8. Further, Employee’s choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to Company’s prior reasonable approval in writing.

9.             ARBITRATION.  Any disputes arising out of this Agreement or connected with Employee’s employment shall be submitted by Employee and Company to arbitration by the American Arbitration Association or its successor, and the determination of the American Arbitration Association or its successor shall be final and absolute.  The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor, and the pertinent provisions of the laws of the State of Colorado relating to arbitration.  The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere.  The prevailing party shall be entitled to receive reasonable attorneys’ fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrators may award.

10.       INTERPRETATION.  This Agreement shall be construed in accordance with the internal laws of the State of Colorado.  The titles of the paragraphs have been inserted as a matter of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.

11.       SEVERABILITY.  In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.

12.       ASSIGNMENT.  This Agreement shall not be assignable by Employee, but shall be binding upon and inure to the benefit of the successors and assigns of Company.

13.         NOTICES.  All notices or other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by professional courier or mailed first class, postage prepaid and addressed as follows:

(i)            If to Company, addressed to:

CoBiz Inc.

821 - 17th Street

Denver, Colorado 80202

Attn: Steven Bangert

(ii)           If to Employee, addressed to:

Kevin W. Ahern

or such other address or addressed to the attention of such other person or persons as either of the parties may notify the other in accordance with the provisions of this paragraph.

14.         ENTIRE AGREEMENT.  This Agreement is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written.  No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CoBiz, Inc.

By:
Kevin W. Ahern		Steven Bangert
Chief Executive Officer